EXHIBIT 99.1

YOUNG BROADCASTING INC. ANNOUNCES SECOND QUARTER

AND SIX MONTH RESULTS

Local Revenues Increased 12.5% in Quarter for Company’s Affiliate Stations

NEW YORK, AUGUST 8, 2005 — Young Broadcasting Inc. (“YBI” or the “Company”) (NASDAQ:YBTVA) today announced results for the second quarter and six months ended June 30, 2005.

For the three months ended June 30, 2005, local revenues, which remain the fastest growing and most important revenue component, increased 12.5% at the Company’s nine core affiliate stations over the same prior year period.  Combined national and local affiliate revenues, despite a sluggish national market, rose 6.9% for the second quarter.  These gains were achieved in a quarter that had no major elections, resulting in a significant drop in political advertising.

The second quarter of 2005 was particularly strong for the Company’s local affiliates compared to the second quarter of 2004, as evidenced by the following examples:

•                  WATE-TV, Knoxville, TN, saw its net revenue increase over 8% with the station’s local sales soaring over 25% — the highest gain in the Company.

•                  WRIC-TV, Richmond, VA, also experienced an 8%-plus gain in net revenue with local up in the mid teens.

•                  WBAY-TV, Green Bay, WI, posted a double digit gain in local revenue.  The station managed to achieve the same total net revenue as the prior year quarter despite a loss of $318,000 political net revenue.

Local advertising sales growth was once again propelled by the Company’s recently instituted local sales initiatives targeting new advertisers.  The “Third Leg Program” (local and national revenue from long time customers being the other two legs) has been attracting new clients to the stations while increasing existing client account spending.   As an example of the success of these campaigns in the highly competitive local markets, WRIC-TV, the Company’s ABC affiliate in Richmond, VA, saw these “Third Leg Programs”  represent 30% of its total local revenue for the quarter.

Second Quarter and Six Month Results

The Company reported net revenues of $50.9 million and a net loss of $36.2 million for the quarter ended June 30, 2005.  Station operating performance, a non-GAAP measure as described below, was $11.1 million for the quarter.  For the six month period ended June 30, 2005, net revenues were $96.4 million.  The Company posted a net loss of $55.5 million for the six months ended June 30, 2005.  Station operating performance, a non-GAAP measure as described below, was $16.1 million for the six month period ended June 30, 2005.

Vincent Young’s Comments

“We are very encouraged by the continued success our stations have experienced as a result of our new local sales initiatives,” said Vincent Young, Chairman of Young Broadcasting.  “We have also benefited from the improved programming line-ups of ABC and CBS but continue to be adversely affected by the weakness in the San Francisco market and general softness in the national market as well.”

Financing Activities

On May 3, 2005, the Company announced the closing of an amended credit facility and the purchase of all of its 8 ½% Senior Notes due in 2008. The credit facility provides for interest based upon LIBOR plus 2.25%. The facility matures in 2012 with minimal (1% per year) amortization before this date.

At June 30, 2005, the Company’s total long term debt was $784.6 million. As of that date, cash on hand totaled $106 million. Net debt at June 30, 2005 was $678.6 million. In addition, the credit facility provides for a $20 million revolving credit facility that matures in 2010.

Outlook

(The following contains forward-looking statements that should be read in conjunction with the warning regarding such information at the end of the press release.)

On July 1, 2005, the Company updated its 2005 revenue and station operating performance guidance by estimating that 2005 net revenue will be between $200-$204 million and that 2005 station operating performance (a non-GAAP measure) will be between $40-$42 million.  The Company is making no change in these estimates for 2005 and continues to be optimistic in its view of 2006 performance.

Use of Non-GAAP Measures

Station operating performance (“SOP”) is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines SOP as operating income, plus non-cash compensation to employees, corporate overhead, depreciation and amortization. The Company believes that SOP is useful information for investors because it enables them to assess the Company’s television stations’ performance in a manner similar to the method used by management and it provides a measure that can be used to analyze, value and compare companies in the television industry. A limitation of this measure, however, is that it excludes depreciation and amortization, which represent the periodic costs of capitalized tangible and intangible assets used in the Company’s business. It also excludes the cost of corporate overhead required to manage the group of stations owned by the Company and non-cash compensation of employees which principally represents the Company’s contribution of stock to the 401(k) plan offered to employees and the costs recognized from certain stock compensation transactions.

SOP should not be regarded as an alternative to either operating income or net loss as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. The Company believes that operating income (loss) is the most directly comparable GAAP financial measure to the SOP financial measure. Reconciliations of historical presentations of SOP to operating loss, its most directly comparable GAAP financial measure, are provided in the attachment to this release. The Company is unable to reconcile non-GAAP measures to their most directly comparable GAAP measures on a forward-looking basis, primarily because it is impractical to project the timing of certain transactions.

Second Quarter Conference Call

Young Broadcasting Inc. (“YBI”) (NASDAQ:YBTVA) will hold a conference call on Monday, August 8, 2005 at 11:00 AM (ET). You may participate in the conference call by dialing 888-552-9135 (Passcode: YOUNG, Leader: Vincent Young). This will enable you to listen to the presentation. At the end of the presentation you will have the opportunity to participate in a Q&A session with Vincent Young, CEO of Young Broadcasting Inc. and with James Morgan, the company’s CFO.

You may listen to a live webcast of the call by going to www.youngbroadcasting.com. The archive will be available for replay through September 8, 2005. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  You may listen to a telephone replay of the entire call by dialing 866-442-2154 through August 12, 2005.

About Young Broadcasting

Young Broadcasting owns ten television stations and the national television representation firm, Adam Young Inc.  Five stations are affiliated with the ABC Television Network (WKRN-TV – Nashville, TN, WTEN-TV – Albany, NY, WRIC-TV – Richmond, VA, WATE-TV – Knoxville, TN, and WBAY-TV – Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV – Lansing, MI, KLFY-TV – Lafayette, LA and KELO-TV – Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV – Davenport, IA).  KRON-TV – San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market. The Company also operates a separate UPN Network station using its digital broadcast facilities in Sioux Falls, South Dakota.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements contained in this press release, except as otherwise required by applicable federal securities laws.

Contact: Vincent Young, Chairman, James Morgan, Chief Financial Officer – 212-754-7070 or Don Ciaramella of The Lippin Group at 212-986-7080

YOUNG BROADCASTING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2004	2005	2004	2005
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)

Net revenue	$106,432	$96,375	$56,862	$50,866
Operating expenses	85,230	88,033	41,702	43,174
Depreciation and amortization	12,564	12,436	6,239	6,044
Operating loss	8,638	(4,094)	8,921	1,648

Interest expense, net	(32,857)	(31,237)	(15,871)	(15,413)
Non-cash change in market valuation of swaps	(1,277)	(659)	(2,538)	1,164
Loss on extinguishments of debt	(5,323)	(18,626)	—	(18,626)
Other (expenses) income, net	(158)	(303)	(207)	(148)
	(39,615)	(50,825)	(18,616)	(33,023)

Loss from continuing operations before provision for income taxes	(30,977)	(54,919)	(9,695)	(31,375)
Provision for deferred income taxes	—	(11,793)	—	(4,778)
Loss from continuing operations	(30,977)	(66,712)	(9,695)	(36,153)

Income (loss) from discontinued operations, net of taxes including gain of 11.2 million in 2005	111	11,207	131	(1)
Net loss	$(30,866)	$(55,505)	$(9,564)	$(36,154)

Net loss per common share - basic	$(1.55)	$(2.78)	$(0.48)	$(1.81)
Weighted average shares - basic	19,853,917	19,976,706	19,863,843	19,997,889

Other Financial Data:

Amortization of program license rights (1)	9,109	$10,606	4,421	5,271
Payments for program license liabilities (1)	8,971	10,803	4,456	5,351
Capital expenditures (1)	7,483	2,458	4,258	1,231

Reconciliation of Station Operating Performance to Operating Loss:

Operating loss	8,638	(4,094)	8,921	1,648
Plus:
Non-cash compensation	586	632	274	298
Depreciation and amortization	12,564	12,436	6,239	6,044
Corporate overhead	9,618	7,154	3,793	3,064
Station Operating Performance	$31,406	$16,128	$19,227	$11,054

1)  Eliminates WTVO-TV data for 2004.